Exhibit 99.1

For immediate release

AAR REPORTS THIRD QUARTER FISCAL YEAR 2014 RESULTS

•            Third quarter sales of $474.4 million, down 8.8% from prior year

•            Diluted earnings per share of $0.45, down $0.01 from prior year

•            Several new contract awards valued at $215.0 - $230.0 million in annual revenue

WOOD DALE, ILLINOIS (March 20, 2014) — AAR (NYSE: AIR) today reported third quarter fiscal year 2014 consolidated sales of $474.4 million and net income of $17.9 million, or $0.45 per diluted share.  For the third quarter of the prior fiscal year, the Company reported sales of $520.2 million and net income of $18.4 million, or $0.46 per diluted share.  Third quarter fiscal year 2014 results included a $2.7 million tax benefit and a $0.7 million reduction in net income due to the impact of a weaker U.S. dollar.

“After strong second quarter results, we experienced a challenging third quarter in both of our segments,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. “The decline in sales in the Aviation Services segment resulted from lower MRO sales principally due to the completion of a significant engineering services program in the second quarter of fiscal year 2014, and lower landing gear revenues from unfavorable timing of gear removals.  Also, as anticipated, our airlift business experienced reduced sales due to a lower number of contracted positions during the period.  Finally, we restructured a supply chain management program with a key airline customer converting it from a “Time and Material” based contract to a “Power-by-the-Hour” program.  This change reduced revenues and had modest impact on program profitability.  In our Technology Products segment, as expected, we experienced lower sales in our mobility products business that were partially offset by sales growth in cargo systems.”

Storch continued, “Historically, our business activities experience rotations driven by customer requirements and shifting markets.  As the near term demand for airlift and certain MRO services decline, we see an increase in supply chain activity, including new deals signed during and after quarter end, that will contribute to future revenues.  Also, the impact of the revenue decline on earnings this quarter was reduced by aggressive cost management and operational efficiencies, particularly at airlift where we experienced a revenue decline, but higher operating margins.”

Sales in the Aviation Services segment declined 9.9% to $367.8 million, and sales in Technology Products were $106.6 million, a decline of 4.8% in comparison to the prior year quarter sales of $112.0 million.

During the quarter, and subsequent to the quarter end, the Company announced the following wins with aggregate value of $215.0 - $230.0 million in annual revenue:

•                  On December 11th, a five-year contract to become the sole supplier of a select group of consumable and expendable parts for a major U.S. airline.  This program began in the third quarter and will be fully transitioned by the end of the fourth quarter.

•                  On December 18th, an exclusive agreement with EATON to supply fluid distribution products to the Defense Logistics Agency.  Revenues under this program will begin in the fourth quarter of this fiscal year and will be fully transitioned by the first quarter of fiscal 2015.

•                  On February 20th, a contract with the U.S. Air Force and on February 27th a contract with the U.K. Ministry of Defense for production and repair of cargo pallets.  Revenues under these programs will start at the end of the fourth quarter and are expected to fully ramp in fiscal 2015.

•                  On March 20th, acquisition of inventory and customer contracts from Sabena technics Brussels, including ongoing power-by-the-hour support for 13 customers, across Europe, Middle East and Africa region.  The Company expects to close the transaction in the first week of April 2014.

•                  On March 20th, a 12-year agreement including rotable inventory power-by-the-hour support, heavy maintenance, and wheel and brake services for a fleet of 30 new Embraer 175 aircraft operated by Mesa Airlines. The program will begin in the fourth quarter and ramp up as the customer takes delivery of aircraft and the fleet matures.

Third quarter sales to commercial customers represented 61% of consolidated sales, compared to 62% of consolidated sales in the third quarter of last year, while sales to government and defense customers represented the balance.  In Aviation Services, sales to commercial customers represented 62% of segment sales, while in Technology Products sales to commercial customers represented 58% of segment sales.

Consolidated gross profit margin was 16.6% for the third quarter compared to 14.6% last year.  Aviation Services segment gross profit margin was 16.2%, up from 14.5% in the prior year period, and Technology Products gross profit margin improved to 18.1% from 15.4% in the prior year period.

Selling, general and administrative expenses as a percentage of sales were 9.6% for the third quarter compared to 8.0% last year.  Operating income in the third quarter was $33.7 million, a margin of 7.1%, compared to $37.6 million, or 7.2% of sales in the prior year period.

Net interest expense for the quarter was $10.4 million compared to $9.8 million in the third quarter of last year.  As of February 28, 2014, net debt was $599.7 million, representing a reduction of $75.7 million from the end of the third fiscal quarter in 2013 and $33.6 million from May 31, 2013.  Subsequent to the quarter end, the Company retired its previously outstanding $68.4 million of 1.625% convertible notes.  As a result, the Company expects reduced interest expense of approximately $1.3 million in the fourth quarter.

In the third quarter, the Company generated $10.3 million in cash flow from operations, despite making significant investments to support new program wins.  Further, AAR’s free cash flow was $3.4 million with capital expenditures of $6.9 million. The Company paid cash dividends of $3.0 million in the quarter.

Storch concluded, “While I am disappointed with our revenue performance in the quarter, I am pleased about several new program wins that will position the Company for future growth. For the remainder of this fiscal year, we expect our Aviation Services segment to experience continued pressure in airlift and MRO operations, and renewed strength in supply chain.  In Technology Products, we expect stronger results in the fourth quarter for mobility products and continued good performance in cargo systems.  We remain very optimistic about the long-term opportunities and prospects for the Company.”

Company Guidance

The Company is adjusting its full year 2014 revenue guidance down to $2.000 - $2.050 billion while reducing its diluted earnings per share guidance to $1.79 to $1.82 per share.  This revision reflects the actual third quarter results and expectations for fourth quarter performance.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CST on March 20, 2014. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CST on March 20, 2014, until 11:59 p.m. CST on March 27, 2014.

About AAR

AAR CORP. is a global aviation and aerospace company that employs more than 6,000 people in 17 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Technology Products. AAR’s services include inventory management and parts distribution; aircraft maintenance, repair and overhaul; and expeditionary airlift. AAR’s products include cargo systems and containers; mobility systems and shelters; advanced aerostructures; and command and control systems. More information can be found at www.aarcorp.com.

Contact: John Fortson, Vice President, Chief Financial Officer | (630) 227-2075

john.fortson@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2013. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income

(In millions except per share data - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2014	2013	2014	2013
Sales	$474.4	$520.2	$1,529.6	$1,583.5
Cost and expenses:
Cost of sales	395.7	444.0	1,275.2	1,329.6
Selling, general and administrative	45.6	41.8	144.4	145.9

Earnings from aircraft joint ventures	0.6	3.2	2.6	5.8

Operating income	33.7	37.6	112.6	113.8

(Loss) on extinguishment of debt	—	—	—	(0.3)

Interest expense	10.7	10.2	32.2	31.6
Interest income	0.3	0.4	0.9	1.1

Income before income tax expense	23.3	27.8	81.3	83.0
Income tax expense	5.3	9.3	25.3	28.3
Net income attributable to AAR and noncontrolling interest	18.0	18.5	56.0	54.7
Income attributable to noncontrolling interest	(0.1)	(0.1)	(0.2)	(0.3)
Net income attributable to AAR	$17.9	$18.4	$55.8	$54.4

Earnings per share — Basic	$0.45	$0.47	$1.41	$1.37

Earnings per share — Diluted	$0.45	$0.46	$1.40	$1.35

Share Data:

Average shares outstanding — Basic	38.6	38.2	38.6	38.4
Average shares outstanding — Diluted	39.1	40.6	39.1	41.3

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights

(In millions except per share data)

	February 28, 2014	May 31, 2013

Cash and cash equivalents	$114.7	$75.3
Current assets	1,126.9	1,033.7
Current liabilities (excluding debt accounts)	302.8	302.6
Net property, plant and equipment	336.0	361.7
Total assets	2,213.1	2,136.9
Total debt	714.4	708.6
Stockholders’ equity	988.1	919.5
Book value per share	$24.95	$23.34
Shares outstanding	39.6	39.4

Sales By Business Segment

(In millions - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2014	2013	2014	2013
Aviation Services	$367.8	$408.2	$1,186.2	$1,197.2
Technology Products	106.6	112.0	343.4	386.3
	$474.4	$520.2	$1,529.6	$1,583.5

Gross Profit by Business Segment

(In millions - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2014	2013	2014	2013
Aviation Services	$59.4	$59.0	$196.2	$187.8
Technology Products	19.3	17.2	58.2	66.1
	$78.7	$76.2	$254.4	$253.9

Diluted Earnings Per Share Calculation

(In millions except per share data - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2014	2013	2014	2013
Net income attributable to AAR	$17.9	$18.4	$55.8	$54.4
Add: After-tax interest on convertible debt	—	0.8	—	3.2
Less: Income attributable to participating shares	(0.4)	(0.6)	(1.2)	(1.9)
Net income for diluted EPS calculation	$17.5	$18.6	$54.6	$55.7

Diluted shares outstanding	39.1	40.6	39.1	41.3

Diluted earnings per share	$0.45	$0.46	$1.40	$1.35

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses free cash flow for the three-month period ended February 28, 2014 to evaluate its financial results and trends, and believes it is useful for the reader of this press release.

Free Cash Flow

(In millions - unaudited)

Three Months Ended February 28,
2014
Net cash provided from operating activities	$10.3
Less: Property, plant and equipment expenditures	(6.9)
Free Cash Flow	$3.4

Net Debt

(In millions - unaudited)

	February 28,	May 31,	February 28,
	2014	2013	2013
Total debt	$714.4	$708.6	$722.8
Less: Cash and cash equivalents	114.7	75.3	47.4
Net debt	$599.7	$633.3	$675.4